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                                    Exhibit A


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                               CIBC OPPENHEIMER

                          A CIBC World Markets Company


                                                          CIBC Oppenheimer Corp.
                                                          CIBC Oppenheimer Tower
                                                          World Financial Center
                                                        New York, New York 10281

                                         March 4, 1998


Dear Limited Partner:

     As we originally indicated in the offering material, Troon Partners, L.P. provides investors with the opportunity to redeem some or all of their investment by means of a tender offer. Accordingly, enclosed please find the documentation necessary to tender interests in the Partnership. If you wish to maintain your investment and withdraw nothing from your account you do not have to do anything.

     We hope you are pleased with your investment to date and elect to remain invested in the Partnership. If you have any questions or require further information, please contact your Account Executive.

                                        Sincerely,
                                        /s/ Joyce Martin O'Brien
                                        Joyce Martin O'Brien
                                         For Troon Management, L.L.C.


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